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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

        Sabot, Richard H.
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   (Last)               (First)                 (Middle)

        c/o Lycos, Inc.
        400-2 Totten Pond Road
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                                    (Street)

        Waltham, MA   02451
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol


  Lycos, Inc.    LCOS
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   November 1999
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5. If Amendment, Date of Original (Month/Year)

   February 2000
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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ]  Form filed by One Reporting Person
   [   ]  Form filed by More than One Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                          11/1/99        R               8,108       A           .3075  25,175.1028    D
---------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                         4,280.0000    I         Note 1
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Common Stock                          11/24/99       S               15,651      D      60.3750
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Common Stock                          11/29/99       S                5,000      D      62.8750    206,597.0000    I         Note 2
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Stock Option
(right to buy)        .3075  11/1/99  M               8,108  Note 3   7/1/09   Common    8,108            0         D
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Stock Option
(right to buy)      10.3438                                  Note 4   2/10/08  Common    192,000          192,000   D
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Stock Option
(right to buy)      13.5000                                  Note 5   8/3/08   Common     80,000           80,000   D
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Explanation of Responses:


Note 1: Shares owned by the Sabot Family Irrevocable Trust.
Note 2: Shares owned by the Richard H. Sabot Revocable Trust.
Note 3: Fifty percent of this option is exercisable on the date of grant and the remaining fifty percent is exercisable in four equal semi-annual installments from the anniversary date of the grant, November 1, 1999. The shares reflect a 2 for 1 stock split payable August 25, 1998 and a 2 for 1 stock split payable July 26, 1999.
Note 4: The option is exercisable in five equal annual installments on the anniversary date of the grant, beginning on February 10, 1999. The shares reflect a 2 for 1 stock split recorded August 14, 1998 and payable August 25, 1998.
Note 5: The option is exercisable in five equal installments on the anniversary date of the grant, beginning on August 3, 1999.



       /s/ Richard H. Sabot                                  3/8/2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.